UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

ENABLE MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	1-36413	72-1252419
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Leadership Square

211 North Robinson Avenue

Suite 950

Oklahoma City, Oklahoma 73102

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (405) 525-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) Description of Term Loan Facility

On July 31, 2015 (the “Closing Date”), Enable Midstream Partners, LP, a Delaware limited partnership (“Enable”), entered into a Term Loan Agreement dated as of July 31, 2015 among Enable, Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole bookrunner, Mizuho Bank, Ltd., as syndication agent and documentation agent, and the several lenders parties thereto, providing for a 3-year $450 million unsecured term loan facility (the “Term Loan Facility”). The entire $450 million principal amount of the Term Loan Facility was borrowed by Enable on the Closing Date. The Term Loan Facility contains an option, which may be exercised up to two times, to extend the term of the Term Loan Facility, in each case, for an additional one year term.

The Term Loan Facility provides that outstanding borrowings bear interest at LIBOR and/or an alternate base rate, at Enable’s election, plus an applicable margin. The applicable margin will be based on Enable’s designated ratings from Standard & Poor’s Ratings Services, Moody’s Investors Services and Fitch Ratings (the “Rating Agencies”). The applicable margin shall equal, (1) in the case of interest rates determined by reference to LIBOR, between 0.875% and 1.625% per annum and (2) in the case of interest rates determined by reference to the alternate base rate, between 0.00% and 0.625% per annum. The applicable margins as of the Closing Date were 1.375% per annum, in the case of outstanding loans bearing interest determined by reference to LIBOR, and 0.375% per annum, in the case of outstanding loans bearing interest determined by reference to the alternate base rate. LIBOR will be fixed for interest periods of 1, 2, 3, or 6 months, at Enable’s election, or if requested by Enable and agreed to by all lenders, 12 months. The applicable base rate will change as and when such rate changes.

The proceeds of the Term Loan Facility may be used to refinance indebtedness outstanding from time to time and for other general corporate purposes, including to fund acquisitions, investments and capital expenditures.

The Term Loan Facility contains substantially the same covenants as Enable’s revolving credit facility dated June 18, 2015 as summarized below.

The Term Loan Facility contains a financial covenant requiring Enable to maintain a ratio of consolidated funded debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) as of the last day of each fiscal quarter of less than or equal to 5.00 to 1.00; provided that, for any three fiscal quarters including and following any fiscal quarter in which the aggregate value of one or more acquisitions made by Enable or its subsidiaries equals or exceeds $25 million in the aggregate, the consolidated funded debt to EBITDA ratio as of the last day of each such fiscal quarter would be permitted to be up to 5.50 to 1.00.

The Term Loan Facility also contains covenants that restrict Enable and certain of its subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of subsidiary indebtedness, incurrence of liens, transactions with affiliates, designation of subsidiaries as Excluded Subsidiaries (as defined in the Term Loan Facility), certain transactions with affiliates, changes in the nature of their respective businesses and entering into certain restrictive agreements. The Term Loan Facility is subject to acceleration upon the occurrence of certain defaults, including, among others, payment defaults on such facility, breach of representations, warranties and covenants, acceleration of other indebtedness (other than intercompany and non-recourse indebtedness) of $100 million or more in the aggregate, change of control, nonpayment of uninsured judgments in excess of $100 million, and the occurrence of certain ERISA and bankruptcy events, subject where applicable to specified cure periods.

For further information regarding the terms of the Term Loan Facility, see the credit agreement that is attached as Exhibit 10.1 and is incorporated herein by reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

Exhibit Number	Description

10.1	Term Loan Agreement dated July 31, 2015 by and among Enable Midstream Partners, LP and Bank of America, N.A., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole lead arranger and sole bookrunner, Mizuho Bank, Ltd., as syndication agent and as documentation agent, and the several lenders from time to time party thereto relating to a 3-year $450 million unsecured term loan facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enable Midstream Partners, LP

By:	Enable GP, LLC,

its general partner

By:	/s/ J. Brent Hagy
J. Brent Hagy

Vice President, Deputy General Counsel, Secretary, and Chief Ethics & Compliance Officer

Date: August 3, 2015